EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE         Contact:  John W. Conlon, Chief Financial Officer
January 13, 2000                        (740) 373-3155


                   PEOPLES BANCORP DECLARES 10% STOCK DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO)
today declared a 10% stock dividend to be issued March 14, 2000, to common shareholders of record at February 22, 2000. Fractional shares will be paid in cash based on the closing price of Peoples Bancorp's common stock on the record date.
         Robert E. Evans, President and Chief Executive Officer, commented, "Our focus is to increase the value of our shareholders' investment. We believe the 10% stock dividend, combined with our history of consistent dividend growth, are effective methods to reach our goals for enhanced shareholder return."
         The 10% stock dividend marks the seventh time in the past eight years that Peoples Bancorp has issued either a stock dividend or stock split. At December 31, 1999, Peoples Bancorp had 5,994,000 shares outstanding.
         Peoples Bancorp also announced its Annual Meeting of Shareholders is scheduled for Thursday, April 13, 2000, at 10:30 AM in the Mississippi Delta Room at the historic Hotel Lafayette at 101 Front Street in Marietta, Ohio. The shareholder record date for voting is February 15, 2000. The Company's Proxy, 1999 Annual Report, Proxy Statement, and other documents will be sent on or about March 10, 2000 to Peoples Bancorp shareholders.
         Peoples Bancorp Inc. is a diversified financial services holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp operates 38 financial service locations and 24 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

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